NEWS RELEASE

 CONTACT DANIELLE JENKINS
(540) 349-0209 or
danielle.jenkins@TFB.bank

Fauquier Bankshares Announces Retirement of Current Chief Financial Officer
and Appointment of New Chief Financial Officer

 WARRENTON, VA., June 27, 2016 – Fauquier Bankshares, Inc. (NASDAQ: FBSS) announced today that Eric P. Graap, Executive Vice President and Chief Financial Officer of Fauquier Bankshares, Inc. (the "Company") and its wholly-owned subsidiary, The Fauquier Bank (the "Bank"), is retiring effective September 2, 2016.  Mr. Graap will also be retiring from the boards of directors of the Company and the Bank on the same date.

Marc J. Bogan, President and Chief Executive Officer, said, "Eric has been an integral part of leading and growing our organization over the 16 years he has been with the Company.   The Board joins me in thanking Eric for his valued service and contributions, and we wish him the best in his well-deserved retirement."

The Company's Board of Directors has appointed Christine E. Headly to succeed Mr. Graap upon his retirement.  Ms. Headly will be Executive Vice President and Chief Financial Officer of the Company and the Bank.  Since May 2013, Ms. Headly has served as Senior Vice President and Controller of the Bank, and previously served as a Vice President and Controller beginning in 2007 through May 2013.  Ms. Headly joined the Bank in 1999 and over the last 17 years has also served as the Financial Analyst.  Prior to joining the Bank, Ms. Headly was an economist at the Board of Governors of the Federal Reserve System.  She received a Bachelor of Arts degree in Economics from Penn State University and a Master's degree in Business Administration in Finance from The George Washington University School of Business.

"Chris has deep knowledge of our bank and its operations," Mr. Bogan continued. "She has served in several key financial positions with the Company and has a strong skillset in financial matters critical for a community bank.  With Chris' promotion, we have not only positioned our organization for a smooth transition, but we continue to build a strong foundation for our future."

About Fauquier Bankshares, Inc.

Fauquier Bankshares, Inc. and its principal subsidiary, The Fauquier Bank, had total consolidated assets of $603.9 million and total consolidated deposits of $526.1 million as of March 31, 2016. The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through 11 banking offices located in Fauquier and Prince William Counties in Virginia.

This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.